Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Total System Services, Inc.:

We consent to the use of our reports dated February 21, 2019, with respect to the consolidated balance sheets of Total System Services, Inc. and subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 21 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states that the Company acquired Cayan Holdings LLC (Cayan) and iMobile3, LLC (iMobile3) during 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018 Cayan and iMobile3’s internal controls over financial reporting associated with total assets of $1.2 billion and total revenues of $179 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Cayan and iMobile3.

Our report dated February 21, 2019 contains an explanatory paragraph that states that as discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification 606 (ASC 606), Revenue from Contracts with Customers.

/s/ KPMG LLP

Atlanta, Georgia
August 1, 2019